Exhibit 10.1

[Certain portions of this exhibit have been redacted as they are both not material and are of the type of information that the Company treats as private or confidential. The Company agrees to furnish supplementally an unredacted copy of the exhibit to the SEC upon its request.]

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated effective as of December 12, 2018 (the “Effective Date”), is by and between LexaGene] (the “Company”) and John Regan (the “Executive”). This employment agreement was amended on April 1, 2021.

Introduction

The Company desires to retain the services of the Executive pursuant to the terms and conditions set forth herein and the Executive wishes to be employed by the Company on such terms and conditions. The Executive will be a key employee and fiduciary of the Company, with significant access to information concerning the Company and its business. The disclosure or misuse of such information or the engaging in competitive activities would cause substantial harm to the Company.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Term. The Company will employ the Executive hereunder until the Executive’s employment with the Company is terminated pursuant to Section 15.

2.             Duties. The Executive will initially serve as the Chief Executive Officer of the Company and will have such duties of an executive nature as the Board of Directors of the Company (the “Board”) will determine from time to time. The Executive will report to the Board. The Executive will report to the Company’s offices in Beverly Massachusetts, though the Executive will be expected to travel to other locations as needed from time to time. The Executive must maintain a valid passport and ability to travel at all times during employment.

3.             Full Time; Best Efforts. The Executive will devote the Executive’s full business time and best efforts to the performance of the Executive’s duties hereunder and to the promotion of the business and affairs of the Company. The Executive will not engage in any other activity which could reasonably be expected to interfere with the performance of the Executive’s duties, services and responsibilities hereunder or present any actual or perceived conflict of interest.

4.             Compensation and Benefits. During the Executive’s employment with the Company under this Agreement, the Executive will be entitled to compensation and benefits as follows:

(a)           Base Salary. The Company will pay the Executive a base salary at the rate of $350,000 per year, payable in accordance with the regular payroll practices of the Company, which may periodically be increased but not decreased by the Board in its sole discretion, except in connection with any reduction that applies to all management employees in substantially the same manner (as adjusted from time to time, the “Base Salary”).

(b)           Bonus. The Executive will be eligible for an annual bonus opportunity of 50% of the Executive’s Base Salary with a maximum payout opportunity of 75% of the Executive’s base salary for each calendar year based upon objectives established by the Board from time to time (the “Bonus”). The Board will determine in its sole discretion whether or not the Bonus objectives have been achieved and the corresponding amount of the Bonus, and such determination will be binding and conclusive for all purposes. The award of any Bonus in respect of any year does not in any manner entitle the Executive to receive a similar award, or any award, in respect of any other year. Any Bonus awarded shall be paid no later than March 15th of the year following the year to which it pertains. Except as expressly provided by Section 15(c)(iv)(B), the Executive must be actively employed by the Company through and including the date on which the Executive’s Bonus, if any, is paid to be eligible to receive it.

(c)           Equity. The Executive will be eligible to receive such stock options or restricted stock units as the Company may in its sole discretion grant from time to time pursuant to the terms of the Company’s Equity Incentive Plan and the terms of such individual grant agreements as the Executive may be required to sign at the time of any such grants (the “Equity Plans”). Any grants of equity received by the Executive prior to the Effective Date shall continue in place in accordance with their terms and the terms of the Plans.

(d)           Benefits. The Executive will be entitled to participate in Company benefit plans that are generally available to the Company’s executive employees in accordance with and subject to the then existing terms and conditions of such plans.

(e)           Vacation. The Executive will be entitled to 25 Days of paid vacation time per year to accrue on a pro-rated basis and which will be subject to Company policies.

(f)            Expenses. The Executive will be entitled to reimbursement of all reasonable expenses incurred in the ordinary course of business on behalf of the Company in accordance with Company expense reimbursement policies.

(g)           Indemnification. To the full extent permitted by law, the Company shall indemnify the Executive with respect to any actions commenced against the Executive in the Executive’s capacity as an officer, director or employee or former officer, director or employee of the Company or any affiliate thereof for which the Executive may serve in such capacity, and the Company shall advance on a timely basis any reasonable expenses incurred in defending such actions. In addition, the Company agrees to obtain directors’ and officers’ insurance pursuant to which the Executive will be covered on the same terms and conditions as all other directors and officers of the Company.

(h)           Withholding. The Company may withhold from compensation and other amounts payable to the Executive all applicable taxes and other applicable withholdings.

5.             Confidential Information.

(a)           The Executive will not at any time, directly or indirectly, disclose or divulge any Confidential Information (as defined below), except (i) as reasonably required in connection with the performance of the Executive’s job duties for the Company in furtherance of the Company’s interests, and (ii) to the extent required by law (but only after the Executive has provided the Company with reasonable written notice and opportunity to take action against any legally required disclosure).

(b)           The Executive shall make no use whatsoever, directly or indirectly, of any Confidential Information at any time, except as reasonably required in connection with the performance of the Executive’s job duties for the Company in furtherance of the Company’s interests.

(c)           The Executive shall not remove any Confidential Information from the Company’s premises or make copies of any Confidential Information, except to the extent reasonably required to perform the Executive’s job duties in furtherance of the Company’s interests. The Executive shall take reasonable steps to protect all Confidential Information in the Executive’s possession or control.

(d)           Upon the termination of the Executive’s employment for any reason or upon the Company’s written request at any time, the Executive shall immediately deliver to the Company all materials (including all copies in any form or medium) in the Executive’s possession or control that contain or relate to Confidential Information and all other Company property in the Executive’s possession or control. If requested by the Company, the Executive shall confirm in writing that the Executive has complied fully with the provisions of this Agreement.

(e)           Nothing in this Section precludes the Executive from providing information to any governmental entity, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Executive also has the right to disclose Confidential Information in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

(f)            As used herein, “Confidential Information” means all trade secrets and all other non-public information of any kind relating to the Company or its business including (i) all Business Partners (as defined below) and prospective Business Partners, financial information, proprietary information, know-how, pricing policies, marketing strategies, operational methods, methods of doing business, technical processes, formulae, designs, inventions, computer hardware, software programs, business plans and projects pertaining to the Company and (ii) all information of others that the Company has agreed or is legally required to keep confidential, in each case under clauses (i) and (ii), whether oral, written or electronic or any other medium.

6.             Assignment of Developments.

(a)           All inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein made by the Executive, either alone or in conjunction with others, at any time or at any place during the Executive’s employment with the Company, whether or not reduced to writing or practice during such period of employment, that (i) relate to the business in which Company is engaged or planning to engage during the Executive’s employment with the Company, (ii) are created or improved in whole or in part by using any Company time, resources (including Confidential Information and intellectual property rights), facilities or equipment, or (iii) are created or improved within the scope of the Executive’s employment with the Company (collectively, the “Developments”), shall be and hereby are the exclusive property of the Company without any further compensation to the Executive. In particular, all copyrightable work by the Executive eligible to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, as amended, shall be the property of the Company pursuant to such Act.

(b)           The Executive will promptly disclose in writing all Developments to the Company. If any Development is not the property of the Company by operation of law, this Agreement or otherwise, the Executive will, and hereby does, assign to the Company all right, title and interest in and to such Developments without further consideration, and will assist the Company and its nominees in every way, at the Company’s expense, to secure, maintain and defend the Company’s rights in such Developments. The Executive will sign all instruments reasonably required by the Company for the filing and prosecution of any applications for, or extension or renewals of, letters patent (or other intellectual property registrations or filings) of Canada, the United States or any other foreign country which the Company desires to file and relates to any Development. The Executive irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney-in-fact (which designation and appointment will be deemed coupled with an interest and will survive the Executive’s death or incapacity), to act for and on the Executive’s behalf to execute and file any applications, extensions or renewals and to do all other lawfully permitted acts in connection with the prosecution and issuance of letters patent and other intellectual property registrations or filings or such other similar documents with respect to the Developments with the same legal force and effect as if executed by the Executive. To the extent the Executive retains any moral rights under applicable law, the Executive will not assert such moral rights in any manner inconsistent with this Agreement, and the Executive hereby waives unconditionally, in favor of the Company, any moral rights the Executive may have in any Developments.

(c)           The Executive represents and warrants that the intellectual property, inventions and developments, if any, identified on Exhibit A attached hereto comprise all of the intellectual property, inventions and developments that the Executive has made or conceived prior to the Executive’s employment by the Company or in which the Executive has an interest (collectively, “Prior Inventions”). If Exhibit A is left blank, the Executive represents, warrants and agrees that the Executive has no Prior Inventions to disclose. If the Executive uses or incorporates any Prior Invention into any Company property, process, product or service, the Company is hereby granted and shall have a non-exclusive, fully paid up, royalty-free, irrevocable, perpetual, transferable, sub-licensable, worldwide license to make, have made, modify, enhance, distribute, sell, use and/or otherwise exploit such Prior Inventions.

7.             Noncompetition.

(a)           Commencing 10 days after the Effective Date and continuing throughout Executive’s employment and for 12 months after the Executive resigns with or without Good Reason or the Company terminates the Executive for Cause, the Executive shall not, directly or indirectly, individually or as a stockholder, partner, member, lender, investor, manager, director, officer, employee, consultant, representative, advisor or other owner or participant in any entity, other than the Company, unless with the prior written consent of the Company, engage in or assist any other person or entity to engage in any business which competes with any business in which the Company is engaging or in which the Company plans, during or at the time of termination of the Executive’s employment, to engage in the United States, Canada or anywhere else in the world where the Company does business.

(b)           As additional consideration for the Executive’s execution of and compliance with this Section 7, the Executive will receive (i) a payment in the gross amount of $1,000.00, less applicable taxes and withholdings, payable within thirty (30) days after the Effective Date of the Company’s next round of financing, and (ii) if the Executive’s employment terminates for any reason other than a Company termination without Cause and the Company does not elect to waive Section 7(a) on or before the date of termination, a payment in the gross amount of $25,000.00, less applicable taxes and withholdings, payable within thirty (30) days after employment terminates, provided the Executive has signs upon termination a certificate of compliance and future compliance with any applicable post-employment restrictive covenants in a form acceptable to the Company (collectively, the “Additional Consideration”). By signing below, the Executive and the Company mutually agree that the Additional Consideration is sufficient consideration for the noncompetition provision set out in Section 7(a) herein.

(c)           Section 7(a) herein shall cease to apply in the event the Executive is terminated by the Company without Cause or for whom the Company elects to waive Section 7(a) upon termination.

(d)           For greater clarity, the Executive’s obligations under Section 7(a) herein are not breached by any passive investment the Executive may hold in publicly traded shares of any business, provided that the Executive does not hold or control, directly or indirectly, more than 5% of the issued and outstanding securities of such business.

(e)           In addition to the remedies set forth in Section 10 herein, in the event the Executive violates Section 7(a) herein, the Executive shall be obligated to repay to the Company the full gross amount of the Additional Consideration paid to the Executive or on the Executive’s behalf.

(f)            By signing below, Executive agrees that (i) Executive has been advised to and has had the opportunity to review this Agreement with Executive’s own counsel or other advisors of Executive’s choosing; and (b) the Additional Consideration is sufficient and satisfactory consideration for Section 7(a) herein.

8.             Nonsolicitation of Business Partners. While the Executive is employed by the Company and for 12 months after the Executive’s employment terminates for any reason, the Executive shall not, directly or indirectly, unless with the prior written consent of the Company, solicit, divert or take away, or attempt to solicit, divert or take away, accept employment with or otherwise provide services to, or otherwise interfere with, the business or relationship of the Company with any of its customers, prospective customers, distributors, dealers, referral sources, business partners, suppliers, vendors, service providers, consultants, lenders, investors, landlords, licensors or agents or any other person or entity with whom the Company does business (collectively, “Business Partners”). The Executive also shall not, directly or indirectly, assist any person or entity in performing any activity prohibited by this Section.

9.             Nonsolicitation of Employees and Consultants. While the Executive is employed by the Company and for 12 months after the Executive’s employment terminates for any reason, the Executive shall not, directly or indirectly, unless with the prior written consent of the Company, solicit, recruit, hire or engage, or attempt to solicit, recruit, hire or engage, or otherwise interfere with the business relationship of the Company with, any current or former employee of or consultant or contractor to the Company, other than any person who ceased to be employed or engaged by the Company for a period of at least 12 continuous months immediately prior to any of the foregoing solicitation, hiring or other proscribed activities. The Executive also shall not, directly or indirectly, assist any person or entity in performing any activity prohibited by this Section.

10.          Remedies. Without limiting the remedies available to the Company, the Executive agrees that a breach of any the terms of Sections 5 through 9 of this Agreement would result in irreparable injury to the Company for which there may be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the Executive from engaging in any activities prohibited by this Agreement or such other equitable relief as may be required to specifically enforce any of the terms of this Agreement, without the necessity of posting a bond or other security. Such relief shall be in addition to, and not an alternative to, any other remedies available to the Company at law or in equity. If the Executive violates any restrictive covenant in this Agreement, the temporal period applicable to such covenant shall be extended by the period of time during which such violation occurred. In the event that the Executive breaches any of the terms of Sections 5 through 9 of this Agreement, in addition to any other remedies available to the Company, the Company shall be entitled to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals and other benefits derived or received by the Executive, or any entity on behalf of which the Executive was engaging in the activities constituting such breach, as the result of such breach and to reimburse the Company for all reasonable costs and expenses (including attorneys’ fees) incurred by the Company in connection with such breach.

11.           No Conflicting Obligations. The Executive is not party to any agreement, commitment or obligation that could conflict with the Executive’s obligations under this Agreement, be violated by the Executive’s employment with the Company or limit the Executive’s ability to perform the Executive’s duties for the Company. Nothing contained in this Agreement shall be construed to require or encourage the Executive to use or misappropriate any intellectual property, trade secrets or confidential information belonging to former employers or others in connection with the performance of any services on behalf of the Company.

12.          Publicity. The Executive consents to all uses and displays by the Company of the Executive’s name, voice, likeness, image, appearance and biographical information in connection with any advertising or other legitimate business purpose of the Company for no additional compensation.

13.           Applicability to Related Companies. For purposes of Sections 5 through 12 of this Agreement, the term “Company” will include the Company, each of its affiliated companies, subsidiaries and parent companies, whether now existing or hereinafter created, and their respective successors and assigns.

14.           Acknowledgments. The Executive understands, accepts and agrees to the objectives and goals of this Agreement and acknowledges important and valuable interests of the Company to be protected by this Agreement. The Executive (a) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for this Agreement to be reviewed by counsel, (b) acknowledges that the duration, geographical scope and subject matter of Sections 5 through 9 of this Agreement are reasonable and necessary to protect the goodwill, customer relationships, legitimate business interests and Confidential Information of the Company and its affiliates, and (c) will be able to earn a satisfactory livelihood without violating this Agreement. The provisions of Sections 5 through 9 of this Agreement is in addition to, and not a replacement for, any similar restrictions contained in any other agreement with the Company to which the Executive is a party. In the event of any conflict between the provisions of this Agreement and such other restrictions, the provisions most favorable to the Company shall control. The restrictions in this Agreement explicitly cover all active and passive forms of oral, written and electronic communications (including through social media).

15.           Termination.

(a)            General. The Executive’s employment with the Company may be terminated at any time by the Company, with or without Cause, or in the event of the death or Disability of the Executive.

(b)           Resignation. The Executive may also resign the Executive’s employment with the Company:

(i)              for Good Reason, or,

(ii)             with at least 30 days’ prior written notice thereof from the Executive to the Company, without Good Reason. Upon receipt of such written notice of resignation, the Company reserves the right (i) to waive all or part of any resignation notice exceeding 30 days, in which case the Executive’s resignation will take effect at the end of the reduced period, and/or (ii) to alter the Executive’s duties, and/or (iii) to require the Executive to immediately return all Company property and to leave the workplace for all or part of the remaining resignation notice period.

(c)           Definitions. As used herein, the following terms have the following meanings:

(i)               “Cause” means that the Executive has, as determined by the Board in its sole good faith discretion, (A) breached any fiduciary duty, (B) breached any legal or contractual obligation to the Company or any of its affiliates, which breach, if reasonably curable, is not cured within 30 days after notice to the Executive thereof or, if cured, recurs, (C) failed to follow any reasonable directive of the Board or any superior officer, which failure, if reasonably curable, is not cured within 30 days after notice to the Executive thereof or, if cured, recurs, (D) engaged in gross negligence, insubordination, willful misconduct, willful violation of any law, fraud, embezzlement, acts of dishonesty or a conflict of interest relating to the affairs of the Company or any of its affiliates, or (E) been charged with, convicted of or pled nolo contendere to any felony or to any criminal charge involving moral turpitude or that could reasonably be expected to have a material adverse effect on the business or affairs of the Company or any of its affiliates, (F) failed to comply with any material Company rule, policy or procedure, which failure, if reasonably curable, is not cured within 30 days after notice to the Executive thereof or, if cured, recurs, (G) habitually used alcohol or drugs in a way that interferes with the Executive’s performance of the Executive’s duties, or (H) committed any action that could reasonably be expected to cause the Company or any of its affiliates public disgrace, disrepute or substantial economic harm, or that reflects an unfitness on the part of the Executive to serve in a management capacity for the Company.

(ii)             “Disability” means illness (mental or physical) or injury that results in the Executive being substantially unable to perform the Executive’s duties as an employee of the Company for a period of 90 days, whether or not consecutive, in any 12-month period. The determination of a Disability shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, they shall each select a physician and these two together shall select a third physician, whose determination of Disability shall be binding on the parties.

(iii)            “Good Reason” means, without the prior consent of the Executive, (A) a material overall reduction in the Executive’s title, duties, functions or responsibilities; (B) a breach by the Company of this Agreement or any other material contractual obligation it may have to the Executive; or (C) the permanent relocation of the Executive by the Company to a work location more than 25 miles from the Executive’s current work location (unless such relocation is closer to Executive’s residence); provided that, in each case, (1) the Company will have been given written notice from the Executive describing in reasonable detail the occurrence of the event or circumstance for which Executive believes the Executive may resign for Good Reason within 60 days of the first occurrence thereof, (2) the Company will not have cured such event or circumstance within 30 days after the Company’s receipt of such notice, and (3) if such event or circumstance is not cured, the Executive will have terminated the Executive’s employment within ten days after the end of such cure period.

(iv)             “Severance” means (A) continuation of payments of Base Salary (at the rate in effect on the date of termination) for a period of 24 months from the date of termination of employment, payable in accordance with the Company’s regular payroll schedule, (B) payment in cash as a lump sum of any then unpaid Bonus pertaining to the calendar year immediately prior to the calendar year in which the termination date falls, and (C) payments of the Company’s share of the Executive’s group health insurance benefits premiums in accordance with the terms of the then-existing Company benefit plans for a period of 18 months after the Termination Date, or for so long as the Company participates in such benefit plans during such 18 month period (but only to the extent (i) the Executive is allowed by such benefit plans to continue participating in such benefit plans, which continued participation will be subject to all limitations imposed by the plan providers, and (ii) such continued participation will not result in adverse tax consequences to the Company). In order to be eligible for the payments under clause (C) of the prior sentence, the Executive may need to elect coverage for COBRA.

(v)              “Change in Control” shall mean: (a) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (b) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that the foregoing shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof; or (c) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

(vi)             “Change in Control Severance” (A) continuation of payments of Base Salary (at the rate in effect on the date of termination) for a period of 36 months from the date of termination of employment, payable in accordance with the Company’s regular payroll schedule, (B) payment in cash as a lump sum of any then unpaid Bonus pertaining to the calendar year immediately prior to the calendar year in which the termination date falls, (C) a lump sum payment in an amount equal to the full annual Bonus at target for the year in which the date of termination falls, to be paid on the date it would have been paid had the Executive remained employed; and (D) payments of the Company’s share of the Executive’s group health insurance benefits premiums in accordance with the terms of the then-existing Company benefit plans for a period of 18 months after the date of termination, or for so long as the Company participates in such benefit plans during such 18 month period (but only to the extent (i) the Executive is allowed by such benefit plans to continue participating in such benefit plans, which continued participation will be subject to all limitations imposed by the plan providers, and (ii) such continued participation will not result in adverse tax consequences to the Company. In order to be eligible for the payments under clause (D) of the prior sentence, the Executive may need to elect coverage for COBRA.

(d)            Effects of Any Termination. If the Executive’s employment is terminated for any reason whatsoever, the Company will have no further obligation to make any payments or provide any benefits to the Executive hereunder after the date of termination except for (i) payments of Base Salary and expense reimbursement that had accrued but had not been paid prior to the date of termination, (ii) if required by law, payments for any accrued but unused vacation time, (iii) if the Executive’s employment with the Company is terminated by the Company without Cause (other than as a result of death or Disability of the Executive) or by the Executive for Good Reason within three (3) months prior to and in contemplation of the closing of a Change in Control or within twenty-four (24) months following the closing of a Change in Control, provision of Change in Control Severance, and (iv) if the Executive’s employment with the Company is terminated by the Company without Cause (other than as a result of death or Disability of the Executive) or by the Executive for Good Reason and subpart (iii) herein does not apply, provision of Severance.

(e)           Conditions and Limitations to Severance. Notwithstanding the foregoing, the Company’s obligation to make Severance or Change in Control Severance payments to the Executive will be subject to the following provisions and conditions:

(i)               Release of Claims. The Company will commence payment of Severance or Change in Control Severance, as applicable, on the first payroll date after the 60th day following the date of the Executive’s termination of employment, provided that the Executive has timely signed and not revoked a general release and separation agreement, which shall include a noncompetition provision of 12 months, in form and substance acceptable to the Company.

(ii)             Consequences of Breach. If the Executive breaches any of the Executive’s obligations under Sections 5 through 12 of this Agreement or under any general release agreement signed by the Executive as contemplated in Section 15(e)(i) herein, or if the Board determines that the Company would have had grounds to terminate the Executive for Cause at the time of termination of employment had the Board known all the relevant facts at that time, the Company may immediately cease payments of Severance or Change in Control Severance and may recover all Severance or Change in Control Severance paid to or on behalf of the Executive after the date of such breach. The cessation and recovery of these payments will be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company, including without limitation the right to seek specific performance or an injunction.

16.          Survival and Severability. The provisions of Sections 5 through 29 of this Agreement will survive the termination of this Agreement for any reason and the termination of the Executive’s employment with the Company for any reason (except as expressly provided otherwise herein), and will continue thereafter in full force and effect in accordance with their terms, notwithstanding the existence of any claim or cause of action the Executive may assert against the Company or its affiliates, whether predicated on this Agreement or otherwise.

This Agreement shall be interpreted so as to be effective and valid under applicable law, but if any provision is prohibited or invalid under such law, such provision shall be ineffective only to the extent it is prohibited or invalid, without invalidating or nullifying the remainder of such provision or any other provision of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographic scope, activity, subject or otherwise, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent permitted by applicable law.

17.           Notices. Notices under this Agreement will be in writing and will be effective and deemed received upon the earliest to occur of (i) actual receipt, (ii) the date sent by electronic mail or other instantaneous electronic means, or (iii) three days following mailing below by certified mail, return receipt requested, postage prepaid. The addresses for notices will be the addresses set forth below or such other address as a party may specify by notice given in the manner set forth in this section.

If to the Company:

Joseph Caruso

500 Cummings Center

Suite 4550

Beverly, MA 01915

Attn: Joseph Caruso

Email: jcaruso@lexagene.com

If to the Executive:

John Regan

[Redacted – Address]

[Redacted – Address]

Attn: John Regan

Email: [Redacted]

18.           Choice of Law; Forum. This Agreement, and any dispute arising under or relating to this Agreement, will in all respects, be governed by and construed in accordance with the internal substantive and procedural laws of the Commonwealth of Massachusetts, without regard to any conflicts of laws principles. The parties irrevocably and unconditionally (a) submit to the exclusive jurisdiction of the state and federal courts located in the Commonwealth of Massachusetts, in any court therein as may be permitted by applicable law (the “Courts”) for the purpose of any suit, action or other proceeding arising under or relating to this Agreement, (b) agree not to commence any suit, action or other proceeding arising under or relating to this Agreement except in the Courts, and (c) waive, and agree not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such suit, action or proceeding, any claim that such party is not subject personally to the jurisdiction of the Courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by the Courts. Each of the parties irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 17. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

19.          WAIVER OF JURY TRIAL. EACH PARTY AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR OTHERWISE RELATES TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.

20.           Amendments and Waivers. The provisions of this Agreement will not be modified, amended or waived at any time except by a writing signed by the parties, and any such modification, amendment or waiver will be binding on each of the parties hereto.

21.           No Waiver; Nonexclusive Remedies. No failure or delay of any party in exercising any right, power or remedy hereunder or relating hereto will operate as a waiver thereof; nor will any single or partial exercise of any right, power or remedy hereunder or relating hereto preclude any other or further exercise thereof or the exercise of any right, power or remedy hereunder. The rights and remedies under this Agreement are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

22.           Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the parties and their respective heirs, successors and assigns. This Agreement may not be assigned by any party without the prior written consent of the other parties, except that no consent is necessary for the Company to assign this Agreement to an affiliate or to a corporation or other entity succeeding to substantially all of the assets or business of the Company, as applicable, whether by merger, consolidation, exchange, asset purchase or otherwise. Any assignment of this Agreement by the Company will not be considered a termination of the Executive’s employment.

23.           Entire Agreement. This Agreement, together with the John Regan Employment Agreement dated October fourteen (14) 2016 , embodies the entire agreement and understanding among the parties with respect to the subject matter hereof and the matters covered hereby (including the Executive’s employment by the Company or its affiliates) and supersedes all prior discussions, understandings and agreements concerning such matters, except as otherwise set forth in Section 14.

24.           Counterparts. This Agreement may be executed in two or more counterparts, and with counterpart signature pages, each of which will be an original, but all of which together will constitute one and the same Agreement, binding on all of the parties hereto notwithstanding that all such parties have not signed the same counterpart. Delivery, acceptance and execution of this Agreement or counterparts of it, by facsimile, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature, and will be legally effective to create a valid and binding agreement between the parties.

25.           Notice of New Business Activity. In the event that the Executive is no longer an employee of the Company, the Executive consents to notification by the Company to the Executive’s new employer or its agents regarding the Executive’s rights and obligations under this Agreement. During the 12 months following termination of the Executive’s employment, the Executive shall give written notice to the Company of each new business activity the Executive plans to undertake, at least 10 business days prior to beginning any such activity. Such notice shall state the name and address of the person, corporation, association or other entity or organization (each, an “Entity”) for whom such activity is undertaken and the nature of the Executive’s business relationship or position with the Entity. The Executive shall also provide the Company with other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Executive’s continued compliance with the Executive’s obligations under this Agreement.

26.          Construction of Agreement.

(a)            Headings. The headings of Articles and Sections herein are inserted for convenience of reference only and will be ignored in the construction or interpretation hereof.

(b)            No Strict Construction. The parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event of an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements and documents will be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement or any other agreements or documents contemplated herein.

27.          Section 409A.

(a)           General Compliance. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and will be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. For purposes of Section 409A, each installment payment provided under this Agreement will be treated as a separate payment. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary, to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event will the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

(b)           Nonqualified Deferred Compensation. To the extent that any payment or benefit described in this Agreement constitutes “nonqualified deferred compensation” under Section 409A, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits will be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred will be made in accordance with the presumptions set forth in Section 409A.

(c)           Reimbursements. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement will be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements will be paid as soon as administratively practicable, but in no event will any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided for reimbursable expenses incurred in one taxable year will not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d)            Specified Employees. Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment will not be payable and such benefit will not be provided until the date that is the earlier of (a) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment will include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments will be payable in accordance with their original schedule. Any such delayed cash payment will earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of separation from service occurs, from such date of separation from service until the payment.]] OR [Section 409A. The parties intend for this Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Section 409A”), and all provisions of this Agreement will be interpreted and applied accordingly. For purposes of Section 409A each installment payment provided under this Agreement will be treated as a separate payment.

28.           Section 280G. If any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 28, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state and local taxes. Any such reduction shall be made by the Company in its sole discretion consistent with the requirements of Section 409A.

29.           Key Person Insurance. The Executive acknowledges that the Company may wish to purchase insurance on the life of the Executive, the proceeds of which would be payable to the Company or an affiliate of the Company. The Executive hereby consents to such insurance and agrees to submit to any medical examination and release of medical records required to obtain such insurance.

30.           Independent Legal Advice; Consideration. By signing below, the Executive agrees that (i) Executive has been advised to and has had the opportunity to review this Agreement with Executive’s own counsel or other advisors of Executive’s choosing, and (ii) the provisions of this Agreement constitute actual, sufficient and satisfactory fresh consideration for the Executive’s acceptance of this Agreement, and the Executive hereby waives irrevocably any right the Executive may have to assert that this Agreement should be invalid, void or voidable, in whole or in part, for lack of consideration.

This Agreement has been executed on the dates shown below and delivered as a sealed instrument with effect as of the date first above written.

LEXAGENE, INC.

By	/s/ Joseph Caruso
Joseph Caruso, Board of Directors

Date:	April 1, 2021

/s/ John Regan
John Regan, CEO

Date:	April 1, 2021

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